Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation our report, with the date July 7, 2020, except for Note 2, Note 11, and Note 15, which have the date of December 3, 2020, in Amendment No. 3 to the Registration Statement on Form F-1 of Jiuzi Holdings, Inc, relating to the audit of the consolidated balance sheets of Jiuzi Holdings, Inc. (the “Company”) as of October 31, 2019 and 2018, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years ended October 31, 2019 and 2018, and the related notes (“collectively referred to as financial statements”) included herein.

We also hereby consent to the incorporation our report, with the date August 25, 2020, except for Note 2, Note 11, and Note 15, which have the date of December 3, 2020, in Amendment No. 3 to the Registration Statement on Form F-1 of Jiuzi Holdings, Inc, relating to the review of the condensed consolidated balance sheets of Jiuzi Holdings, Inc. (the “Company”) as of April 30, 2020, and the related condensed consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for each of the six month periods ended April 30, 2020 and 2019, and the related notes (“collectively referred to as financial statements”) included herein.

We also consent to the reference of WWC, P.C., as an independent registered public accounting firm, as experts in matters of accounting and auditing.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
December 3, 2020	Certified Public Accountants